Exhibit 99.1

CONTACT:
VIVUS, Inc.	Media Relations:	GolinHarris
Timothy E. Morris		Ashley Buford
Chief Financial Officer		abuford@golinharris.com
morris@vivus.com		917-653-5694

	Investor Relations:	The Trout Group
Brian Korb
bkorb@troutgroup.com
646-378-2923

VIVUS RECEIVES NOTIFICATION OF QNEXA® PDUFA DATE EXTENSION

Three-Month Extension for REMS Review

MOUNTAIN VIEW, Calif., April 9, 2012 — The U.S. Food and Drug Administration (FDA) informed VIVUS (NASDAQ: VVUS) of an extended Prescription Drug User Fee Act (PDUFA) date for its review of the Qnexa New Drug Application (NDA) from April 17 to July 17, 2012. The three-month extension is a standard extension period.

On April 4, 2012, following the FDA’s request, VIVUS submitted the Qnexa Risk Evaluation and Mitigation Strategy (REMS), which was considered a major amendment to the NDA. The submission consisted of proposed REMS materials. Since the receipt date was within three months of the user fee goal date, the FDA is extending the PDUFA date by three months to provide time for a full review of the submission.

“The Qnexa REMS submission is comprehensive, with materials based on ongoing feedback from the FDA since our advisory committee meeting in February,” stated Leland F. Wilson, chief executive officer of VIVUS. “We look forward to finalizing our REMS with the FDA while we move forward with our commercialization plans.”

The Qnexa NDA seeks approval for the treatment of obesity, including weight loss and maintenance of weight loss for obese patients (BMI > 30 kg/m2), or overweight patients (BMI > 27 kg/m2) with weight-related co-morbidities such as hypertension, type 2 diabetes or dyslipidemia. Obesity is the second leading cause of preventable death and directly contributes to numerous life-threatening conditions including diabetes, cardiovascular disease, hypertension and stroke.

About Qnexa Extended Release Capsules

Qnexa [kyoo-nek-suh] is an investigational drug candidate being developed to address weight loss, type 2 diabetes and obstructive sleep apnea. Qnexa is a once-a-day, proprietary, oral, extended-release formulation of low-dose phentermine and topiramate, which is designed to decrease appetite and increase satiety (the sense of feeling full), the two main mechanisms that impact eating behavior. In phase 2 and 3 clinical data to date, patients taking Qnexa have demonstrated statistically significant weight loss, glycemic control, and improvement in cardiovascular risk factors, when used in combination with a diet and lifestyle modification program.

About VIVUS

VIVUS is a biopharmaceutical company developing therapies to address obesity, sleep apnea, diabetes and male sexual health.  The company’s lead investigational product in clinical development, Qnexa, has completed phase 3 clinical trials for the treatment of obesity and is currently being considered for approval by US and EU regulators.  VIVUS received a Complete Response Letter, or CRL, to the initial Qnexa NDA on October 28, 2010.  Vivus resubmitted the Qnexa NDA in October 2011, which has a FDA action date of July 17, 2012.  On February 22, 2012, in a 20-to-2 vote, the U.S. Food and Drug Administration Endocrinologic and Metabolic Drugs Advisory Committee recommended that Qnexa be granted marketing approval by the FDA for the treatment of obesity in adults. In January 2012, we received the 180-day LOI from the CHMP. Qnexa is also in phase 2 clinical development for the treatment of type 2 diabetes and obstructive sleep apnea.  In the area of sexual health, VIVUS has submitted an NDA for avanafil, a PDE5 inhibitor being studied for the treatment of erectile dysfunction, with an FDA action date of April 29, 2012.  For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,”  “expect,” “intend,”  “likely,” “may,” “plan,” “potential,” “predict,” “opportunity” and “should,” among others.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, the response from the United States Food and Drug Administration, or FDA, to our resubmission of the New Drug Application, or NDA, for Qnexa for the treatment of obesity, including weight loss and maintenance of weight loss, recommended for obese patients (BMI >30 kg/m2), or overweight patients (BMI >27 kg/m2) with weight-related co-morbidities such as hypertension, type 2 diabetes, dyslipidemia, with a contraindication that excludes the use of Qnexa by women who are pregnant; the timing and results of the retrospective observational study of fetal outcomes in infants born to mothers exposed to topiramate during pregnancy, or the FORTRESS study; the reliability of the electronic medical claims healthcare databases used in the FORTRESS study; the FDA’s interpretation of and agreement with the information VIVUS submitted relating to teratogenicity and cardiovascular safety; that we may be required to provide further analysis of clinical trial data; our response to questions and requests for additional information including additional pre-clinical or clinical studies from the European Medicines Agency, or EMA, and the Committee for Medicinal Products for Human Use, or CHMP, of the Marketing Authorization Application, or MAA, for Qnexa; the FDA’s

interpretation of the results of external studies assessing the teratogenic risk of topiramate; results of the REMS or cardiovascular outcomes for obesity advisory meetings; the impact, if any, of the agreement by one of our competitors with an obesity compound to conduct a cardiovascular outcomes study pre-approval; the impact on future sales based on specific indication and contraindications contained in the label and extent of the REMS, distribution and patient access program; the FDA’s response to the NDA filed for avanafil; our ability to successfully commercialize or establish a marketing partnership for avanafil or our partner’s ability to obtain regulatory approval to manufacture and adequately supply avanafil for commercial use; our history of losses and variable quarterly results; substantial competition; risks related to the failure to protect our intellectual property and litigation in which we may become involved; uncertainties of government or third party payer reimbursement; our reliance on sole source suppliers; our limited sales and marketing and manufacturing capabilities; our reliance on third parties and our collaborative partners; failure to continue to develop innovative investigational drug candidates and drugs; risks related to the failure to obtain FDA or foreign authority clearances or approvals and noncompliance with applicable regulations; our ability to demonstrate through clinical testing the safety and effectiveness of our investigational drug candidates; the timing of initiation and completion of clinical trials and submissions to the FDA or foreign authorities; the volatility and liquidity of the financial markets; our liquidity and capital resources; and our expected future revenues, operations and expenditures.  As with any pharmaceutical in development, there are significant risks in the development, the regulatory approval, and commercialization of new products. There are no guarantees that our response to the FDA’s CRL or CHMP’s 180-day list of outstanding issues, the FDA’s requests stemming from the end-of-review meeting or the results of the FORTRESS study and subsequent meetings and communications will be sufficient to satisfy the FDA or CHMP’s safety concerns, that the FDA or foreign authorities will not require us to conduct any additional prospective studies or retrospective observational studies, or that any product will receive regulatory approval for any indication or prove to be commercially successful.  VIVUS does not undertake an obligation to update or revise any forward-looking statements.  Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ending December 31, 2011, and periodic reports filed with the Securities and Exchange Commission.

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